Page 1 of 6 Pages
                 								  Exhibit Index Page 5


             						UNITED STATES
  		      SECURITIES AND EXCHANGE COMMISSION
		        	   WASHINGTON, D.C.   20549


                					SCHEDULE 13G





















       		  UNDER THE SECURITIES EXCHANGE ACT OF 1934

						                        	    3
      		       (AMENDMENT NO. _______________)*

              				Caretenders Health Corp.

______________________________________________________________________

            			       (Name of Issuer)

        		      Common Stock;  Par Value $0.02
______________________________________________________________________

             			(Title of Class of Securities)

                 				    141 740 10 0
______________________________________________________________________

               				       (CUSIP NUMBER)



Check the following box if a fee is being paid with this statement
( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  141 740 10 0                           13G


1.  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Aetna Life and Casualty Company
       151 Farmington Avenue
       Hartford, CT.   06156-3124   IRS Identification No. 06-0843808
______________________________________________________________________
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           							 (a)_________
    N/A                            (b)_________
______________________________________________________________________
3.  SEC USE ONLY
______________________________________________________________________
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Connecticut
______________________________________________________________________
						                            5.  SOLE VOTING POWER
							                                 769,075
                     						       _____________________________________
NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING
PERSON WITH                       6.  SHARED VOTING POWER
							                                N/A
                           						 _____________________________________


                           						  7.  SOLE DISPOSITIVE POWER
                                 							 769,075
                           							______________________________________

                           						  8.  SHARED DISPOSITIVE POWER
                                							  N/A
                            						______________________________________
_____________________________________________________________________
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    769,075
_____________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    N/A
_____________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.93%
_____________________________________________________________________
12. TYPE OF REPORTING PERSON*

    HC
______________________________________________________________________
*SEE INSTRUCTION BEFORE FILLING OUT!

                    						  SCHEDULE 13G


 Item 1(a).        Name of Issuer:
             			   Caretenders Health Corp.


 Item 1(b).        Address of Issuer's Principal Executive Offices:
             			   9200 Shelbyville Road
           			     Louisville, KY.  40222


 Item 2(a).        Name of Person Filing:
             			   Aetna Life and Casualty Company

 Item 2(b).        Address of Principal Business Office or, if none,
             			   Residence:
           			     151 Farmington Avenue
             			   Hartford, Connecticut  06156-3124

 Item 2(c).        Citizenship:
             			   Connecticut

 Item 2(d).        Title of Class of Securities:
             			   Common Stock;  Par Value $0.02

 Item 2(e).        CUSIP Number:
             			   141 740 10 0

 Item 3.           Statement filed pursuant to Rule 13d-1(b).
              		   Parent Holding Company, in accordance with
               			 Section 240.13d-1(b)(ii)(G)

 Item 4.           Ownership.

               (a).   Amount Beneficially Owned
			                   769,075 shares of Common Stock

               (b).   Percent of Class:
			                   4.93%

               (c).   Number of shares as to which such person has:

                			   (i) sole power to vote or to direct the vote -
                      				769,075
			                  (ii) shared power to vote or to direct the vote - 0
			                 (iii) sole power to dispose or to direct the
				                      disposition of - 769,075
			                  (iv) shared power to dispose or to direct the
				                      disposition of - 0

 Item 5.           Ownership of Five Percent or Less of a Class.

              		   This statement is being filed to report the fact
              			  that as of the date hereof the Company has ceased
              			  to be the beneficial owner of more than five
              			  percent of the class of securities.

 Item 6.           Ownership of More than Five Percent on Behalf of
              		   Another Person.

              		   N/A

 Item 7.           Identification and Classification of the Subsidiary
              		   Which Acquired the Security Being Reported on By the Parent Holding Company.

              		   See attached Exhibit

 Item 8.           Identification and Classification of Members of the
              		   Group.

              		   N/A

 Item 9.           Notice of Dissolution of Group.

              		   N/A


 Item 10.          Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 1995
__________________________ (For the year ended December 31, 1994)
    Date


  Daniel P. Kearney
________________________________________
    Signature

Daniel P. Kearney, Executive Vice President
Investments and Financial Services
Name/Title